Exhibit 10.51

AMENDMENT NO. 1
TO THE
LICENSE AGREEMENT

This Amendment No. 1 to the License Agreement (this “Amendment”), dated as of June 25, 2010 (the “Amendment Effective Date”), is made by and between Amgen Inc., a Delaware corporation having an address of One Amgen Center Drive, Thousand Oaks, California 91320-1799 (“Amgen”), and Takeda Pharmaceutical company Limited, a Japanese corporation having an address of 1-1, Doshomachi 4-chome, Chuo-ku, Osaka 540-8645 (“Licensee”).

WHEREAS, Amgen and Licensee entered into that certain License Agreement (multi-product), dated as of February 1, 2008, as amended/supplemented to date (the “Agreement”), pursuant to which the Parties entered into a licensing arrangement for the development and commercialization of Licensed Products (as that term is defined in the Agreement); and

WHEREAS, Amgen and Licensee wish to amend the Agreement to, among other things, set forth the terms and conditions for Licensee's participation in Amgen's Global Study (as defined below).

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Parties hereto agree to amend the Agreement as follows:
ARTICLE 1 - AMENDMENT

Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

1.1	Amendment of Article 1 (Definitions). The following definitions are added to Article 1, in the appropriate alphabetical order:

“Clinical Supply Schedule” shall mean that certain Clinical Supply Schedule attached as an exhibit to the Agreement.

“Global Study” shall have the meaning set forth in Section 4.6.1.

“Global Study SOPs” shall have the meaning set forth in Section 4.6.1.5.

“Global Support Services Costs” shall have the meaning set forth in Section 8.20.2.

“Japan Enrollment Percentage” shall have the meaning set forth in Section 8.20.2.1

“Licensee External Costs Share” shall have the meaning set forth in Section 8.20.2.1.

“Safety Agreement” shall mean that certain Amended and Restated Safety Agreement (multi-products) by and between Amgen and Licensee, effective as of June 30, 2009 (Amgen Contract # XXXXXXXXX-XXX).

1.2	Amendment of Section 1.7. (Amgen Development Data). Section 1.7 (Amgen Development Data) shall be deleted in its entirety and replaced with the following:

“1.7    “Amgen Development Data” shall mean the preclinical and clinical data generated by or on the behalf of Amgen or its Affiliates (both within and outside the Territory) in the course of its preclinical and clinical development of a Licensed Product, both before and after the Effective Date of this Agreement. Amgen Development Data shall also include any such data generated by or on behalf of Amgen or its Affiliates in connection with a Global Study.”

1.3	Amendment of Section 1.56 (Licensee Development Data). Section 1.56 (Licensee Development Data) shall be deleted in its entirety and replaced with the following:

“1.56    “Licensee Development Data” shall mean the preclinical and clinical data generated by or on behalf of Licensee or its Affiliates in the course of its preclinical (if any) and clinical development of a Licensed Product, on or after the

Effective Date of this Agreement. Licensee Development Data shall also include any such data generated by or on behalf of Licensee or its Affiliates within the Territory, in connection with a Global Study.”

1.4	Addition of Section 2.9.5. The following Section 2.9.5 shall be added immediately following Section 2.9.4 of the Agreement.

“Section 2.9.5. Decision Making Regarding Global Study Matters. Notwithstanding Section 2.9.4 (Decision Making) of this Agreement, Amgen has final decision-making authority for matters set forth in Sections 4.6.1.1 (Decision Making Regarding Licensee's Participation), 4.6.1.3 (Closing of Global Study) and 4.6.1.4 (Global Study Design). Amgen, in making its decision regarding the matters set forth in Sections 4.6.1.1 (Decision Making Regarding Licensee's Participation), 4.6.1.3 (Closing of Global Study) and 4.6.1.4 (Global Study Design), will take into account whether a particular request of Licensee would adversely affect Amgen's development or commercialization of the relevant Licensed Product outside the Territory as one among other considerations. As an example, in deciding whether to close a Global Study, Amgen will take into account whether Licensee's request to continue the Global Study would have an adverse effect on Amgen's development or commercialization of the Licensed Product outside the Territory. The Parties acknowledge that Amgen, in reaching its decision, has the right to determine, in its sole discretion, that other considerations outweigh any particular request of Licensee. With respect to all other decisions pertaining to a Global Study, each Development Committee shall strive to reach consensus, taking into account the views of each committee member. In the event the committee fails to reach consensus, the committee members appointed by Amgen shall make the final determination.”

1.5	Amendment of Section 4.6 The first two (2) sentences of Section 4.6 of the Agreement shall be deleted in their entirety, and the following subsection shall be added to Section 4.6 of the Agreement:

“4.6.1    Terms and Conditions for Global Study Participation. The Parties acknowledge that it may be in their mutual interests to integrate Licensee's development of a Licensed Product within the Territory into Amgen's global development plan for such Licensed Product for a particular Licensee Indication. The Parties agree that any participation by Licensee in Amgen's global registration studies for a Licensed Product for a particular Licensee Indication (each such study that Licensee participates in shall be referred to herein as a “Global Study”) shall be in accordance with the following terms and conditions, which terms and conditions shall apply to each Global Study.

4.6.1.1    Decision Making Regarding Licensee's Participation. Subject to Section 2.9.5 (Decision Making Regarding Global Study Matters), the Development Committee shall discuss whether it would be appropriate and feasible for Licensee to participate in a Global Study; provided however, such determination shall be made by Amgen in its sole discretion, on a Global Study-by-Global Study and Licensed Product-by-Licensed Product basis.

4.6.1.2     Initiation of Global Study. Licensee shall complete all necessary clinical trials and non-clinical studies required by the Governmental Authority in the Territory for a particular Licensed Product before participating in any Global Study. Licensee shall meet Amgen's timing requirements for initiation of the Global Study in the Territory; provided, however, that Licensee may elect to commence enrollment of patients in clinical sites in the Territory for a given Global Study, subsequent to Amgen's initiation of the Global Study outside the Territory, so long as Amgen's ability to close the Global Study is not affected. Upon Initiation of a Global Study, Amgen shall provide Licensee with regular (at least quarterly) updates on Global Study enrollment status.

4.6.1.3    Closing of Global Study. Subject to Section 2.9.5 (Decision Making Regarding Global Study Matters), Amgen shall have the right to close a given Global Study even if Licensee has not fully enrolled its patients in the Territory for such Global Study, upon fourteen (14) days prior written notice to Licensee (or such shorter time where exigent circumstances make such fourteen (14) day notice impractical).

4.6.1.4    Global Study Design. Notwithstanding Section 4.1 (Responsibility for Development in Licensee Indications) of this Agreement, with respect to a given Global Study, Licensee shall follow Amgen's Global Study design for the Global Study. In the course of developing the Global Study design, Amgen shall (A) discuss in good faith with Licensee (via the Development Committee) specifics of the Global Study design; and (B) subject to Section 2.9.5 (Decision Making Regarding Global Study Matters), consider in good faith specific study design requests of Licensee based on Regulatory Approval requirements of the Governmental Authority in the Territory (including without limitation Territory-specific regulatory requirements, standard of care differences, inclusion/exclusion criteria and the availability and sourcing of non-Amgen comparator and/or co-medication products used in the Global Study); provided however, that (i) any request of Licensee cannot adversely impact the Global Study design outside the Territory or increase the cost of or time to complete the Global Study; and (ii) Amgen shall make the final determination as to the overall study design for the Global Study pursuant to Section 2.9.5 (Decision Making Regarding Global Study Matters).

4.6.1.5    Standard Operating Procedures. Licensee shall utilize Amgen's Standard Operating Procedures for the Global Study (“Global Study SOPs”) as well as Amgen's clinical trial and data management systems, to the extent legally permissible under the applicable regulations in the Territory. In addition, any local vendors or contract laboratories engaged by Licensee for the Global Study in the Territory shall be qualified in accordance with the applicable Global Study SOPs. Upon Amgen's request, Licensee shall provide English-translated copies of Licensee's internal standard operating procedures and/or business practices used to supplement the Global Study SOPs in support of the conduct of the Global Study in the Territory. As soon as reasonably practicable, the Parties shall also discuss the management of information flow between Licensee and Amgen for the Global Study, as well as the handling of deviations from Global Study SOPs.

4.6.1.6     Audit. Upon reasonable notice (which shall be no less than ten (10) business days prior written notice) and during regular business hours, Amgen shall have the right to audit (i) Licensee's compliance with the Global Study SOPs; (ii) participating Global Study clinical sites in the Territory (which clinical site audits shall be conducted in cooperation with Licensee); and (iii) Functional Service Providers (defined in Section 4.6.1.11 below). External costs incurred by Amgen for such audits shall be reimbursed by Licensee in accordance with Section 8.20.1 (Global Study Costs in the Territory) of the Agreement.

4.6.1.7    Branding and Publications. Licensee will not be listed as a co-sponsor of a Global Study in any Global Study protocol, document or publications arising from the conduct of such Global Study outside the Territory; provided, however, that Amgen will provide an acknowledgment in connection with the clinical sites in the Territory (and any data and results arising therefrom), that Licensee is responsible for the development of the applicable Licensed Product in the Territory. Notwithstanding Sections 4.1 (Responsibility for Development in Licensee Indications), 4.12.1 (Communications-Licensee Responsibility) and 10.7 (Publications) of this Agreement, with respect to a given Global Study, Amgen shall control all disclosures of Global Study data and results, including disclosures to any Governmental Authority outside the Territory responsible for Regulatory Approvals of the applicable Licensed Product, clinical trial investigator or key opinion leader, subject to the applicable safety reporting requirements; provided that Licensee and Amgen shall duly coordinate disclosures of any Global Study data and results to any Governmental Authority responsible for Regulatory Approvals of the applicable Licensed Product in the Territory. For the avoidance of doubt, nothing in this Section 4.6.1.7 shall affect Licensee's rights under Section 4.1 (a) of the Agreement to file and seek Regulatory Approval for Licensed Products in the Territory for a particular Licensee Indication, as applicable, in the name of Licensee from the relevant Governmental Authority; provided that Licensee complies with the terms and conditions of Sections 4.7 (Sharing of Regulatory Filings) and 4.12.1 (Communications-Licensee Responsibility) of the Agreement. Licensee shall have the right to publish data and results arising from Global Study clinical sites in the Territory in publications based in the Territory at any time subsequent to Amgen's publication of corresponding Global Study data and results outside the Territory. If Takeda proposes to publish data and results arising from clinical sites in the Territory for the Global Study in publications based in the Territory, simultaneously with Amgen's disclosure of any Global Study data and results outside the Territory, such publications by Takeda shall be made in accordance with Section 10.7 (Publications) of the Agreement.

4.6.1.8    Global Study Data. Subject to the limitations set forth in Section 4.6.1.7 (Branding and Publications), the Parties shall, without any additional payment to the other Party (other than payments required to be made under this Agreement), provide and license to each other Licensed Amgen Know-How or Licensed Licensee Know-How generated pursuant to the conduct of a Global Study, as the case may be, and any Licensed Amgen Patents or Licensed Licensee Patents (as the case may be) arising therefrom, in accordance with Article 3 (Grant of License) of this Agreement.

4.6.1.9    Biomarker and Pharmacogenetics Samples. Notwithstanding anything to the contrary in this Agreement, Amgen shall own all right, title and interest in and to the biomarker and pharmacogenetics samples collected from patients enrolled in the Global Study (both within and outside the Territory), and all data, inventions and the like, arising out of such samples; provided, however, that any pre-clinical or clinical data related to Licensed Products for the Licensee Indications generated by or on behalf of Amgen or its Affiliates and arising from the use or analysis of such samples, shall be deemed Amgen Development Data. In accordance with Section 8.20.2.1 (External Global Support Services Costs) of this Agreement, Licensee shall pay its Licensee External Costs Share for services pertaining to biomarker and pharmacogenetics samples and analyses related thereto for a Global Study through receipt of final vendor invoice for such services. After the resulting “true-up” adjustment, Amgen will bear the subsequent long-term storage costs associated with such Global Study biomarker and pharmacogenetics samples.

4.6.1.10    Establishment of a Joint Work Plan. As soon as reasonably practicable, Licensee and Amgen shall work together to establish a joint work plan and communication plan for the Global Study, including preparation of CRFs (Case Report Forms), DMPs (Data Management Plans) and applicable procedures for monitoring Global Study clinical sites in the Territory, global safety reporting harmonization, operational issues, audits, statistical analysis, and agreed-upon Territory-specific study requirements. At Licensee's request, Amgen shall promptly provide to Licensee data and information reasonably necessary for Licensee's initiation of the Global Study in the Territory.

4.6.1.11     Approval of Clinical Sites, Global Study Vendors and Laboratories. Notwithstanding Section 4.1 (Responsibility for Development in Licensee Indications) of this Agreement, Amgen shall (i) approve all clinical sites in the Territory for the Global Study; and (ii) select, qualify and approve all global vendors and contract laboratories outside the Territory used in connection with each Global Study. Licensee shall be required to use functional service providers for any Global Study's data management and clinical monitoring in the Territory (such providers shall be referred to herein as “Functional Service Providers”). Amgen approves Licensee's use of Quintiles Japan (i.e., Quintiles Transnational Japan KK) as a Functional Service Provider for the AMG 386 Global Study.

4.6.1.12    Safety Agreement. Amgen and Licensee shall discuss and agree on any modifications to the Safety Agreement necessary to accommodate additional safety reporting requirements resulting from Licensee's participation in any Global Study.

4.6.1.13    Clinical Drug and Inventory Management. Licensee shall follow Amgen's defined processes and systems for distribution of clinical drug and inventory management.

1.6	Addition of Section 8.20 The following Section 8.20 shall be added immediately following Section 8.19 of the Agreement:

“8.20.    Global Study Costs.

8.20.1    Global Study Costs in the Territory. Licensee shall be solely responsible for all costs (both internal and external) incurred by Licensee, related to a Global Study in the Territory. In the event Amgen incurs any external costs related to the Global Study in the Territory, which costs are incurred by Amgen because of the inclusion of clinical sites in the Territory, Licensee shall reimburse Amgen for such costs on a quarterly basis in accordance with Sections 8.11 (Cost Reimbursement) and 8.12 (Payment Method) of this Agreement. Examples of reimbursable costs incurred by Amgen include the training of Licensee personnel and contractors, audit of participating clinical sites in the Territory and conduct of additional CDM (Clinical Data Management)/biostatistics activities such as sub-population analysis (at Licensee's request). For the avoidance of doubt, such reimbursed external costs related to a Global Study in the Territory shall not be included in Amgen Development Costs. Drug supply costs for a Global Study in the Territory shall be governed by the terms and conditions of the Clinical Supply Schedule (attached as an exhibit to the Agreement).

8.20.2    Global Support Services Costs. Licensee shall pay for support services for a Global Study, including costs related to bio-analysis for the measurement and testing of PK (pharmacokinetics), auto-antibodies and biomarkers by using plasma or serum samples, central patient registration system, data management, biostatistics, clinical chemistry, central laboratory, drug safety monitoring board and KOL (key opinion leader) meetings (collectively referred to as “Global Support Services Costs”) as more particularly described below:

8.20.2.1    External Global Support Services Costs. Licensee shall pay to Amgen, on a quarterly basis, a pro-rata share (based on the percent of Japanese patient population planned enrollment for a given Global Study (the “Japan Enrollment Percentage”)) of accrued external Global Support Services Costs (such pro-rata share, the “Licensee External Costs Share”). For purposes of this Section 8.20.2.1, if the calculated Japan Enrollment Percentage is less than ten percent (10%) for a given Global Study, the Japan Enrollment Percentage is deemed to equal ten percent (10%) for such Global Study. Once the enrollment period for a given Global Study has closed, a one-time “true-up” adjustment shall be made to the Licensee External Costs Share, to the extent that the percentage of Japanese patients actually enrolled in a given Global Study differs from the Japan Enrollment Percentage. After Amgen has received the final invoice from all vendors for Global Support Services Costs for a Global Study, a one-time “true-up” adjustment shall be made to the

Licensee External Costs Share paid by Licensee to reconcile any differences between payments made by Licensee based on the accrual of costs and the actual amounts paid by Amgen with respect to such Global Support Services Costs.

8.20.2.2    Internal (Amgen FTE) Global Support Services Costs. To reimburse Amgen for its internal FTE component of the Global Support Services Costs, Licensee shall pay to Amgen, on a quarterly basis, for one and a half (1.5) Amgen FTEs per year at the FTE Rate, for the duration of the Global Study. Such FTE payments shall be made by Licensee commencing upon the date that Amgen provides Licensee with a study concept document for a Global Study (e.g., August 5, 2009 for AMG 386 phase 3 study (ovarian cancer)), and shall continue through submission of Licensee's Regulatory Filing in the Territory for Regulatory Approval of a Licensed Product for the applicable Licensee Indication. After one (1) year from the Initiation of the first Global Study in which Licensee participates, the Parties shall reassess in good faith whether such Amgen FTE number is appropriate. Amgen shall provide Licensee with a written summary of its Global Study support activities, arranged by clinical trial stage (e.g., study initiation, analysis and reporting, filing) and functional area, for the one (1) year period referenced above. Additionally, in the event the scope of activities necessary to support Licensee's participation in a future Global Study materially changes from the scope of activities for the first Global Study in which Licensee participates, then for that particular Global Study only, the Parties shall reassess in good faith the Amgen FTE number for such Global Study. The Parties agree that the number of Amgen FTEs applicable to a Global Study in which Licensee participates (i.e., one and a half (1.5) FTEs) cannot be increased or decreased without the mutual written agreement of the Parties, and such increase or decrease cannot be applied retroactively to any prior Global Study.

8.20.2.3    Reports; Payment of Global Support Services Costs. Amgen shall provide Licensee with reports for Licensee External Costs Share and Amgen FTE Global Support Services Costs in accordance with Section 8.9.5 (Reports) of this Agreement. Licensee shall pay the foregoing Licensee External Costs Share and Amgen FTE Global Support Services Costs in addition to any Development Costs Payments made pursuant to Section 8.9 (Development Cost Sharing) of this Agreement and regardless of whether Licensee has satisfied the Annual Maximums and Quarterly Maximums set forth herein; provided that such Licensee External Costs Share and Amgen FTE Global Support Services Costs paid to Amgen by Licensee shall not be included in Amgen Development Costs.”

1.7
Not Applicable to AMG 403 Program, etc. The Parties acknowledge and agree that this Amendment, and the terms and conditions set forth herein, shall not apply to, and shall have no force or effect with respect to, the AMG 403 program, as well as any Amgen's global registration study for a Licensed Product for a particular Licensee Indication in which Licensee does not participate.

ARTICLE 2 - REFERENCE TO AND EFFECT ON THE AGREEMENT

2.1
Reference to Agreement. Upon and after the effectiveness of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as modified and amended hereby.

2.2
Effectiveness of Amendment. Upon execution and delivery of this Amendment by both Parties, the amendments set forth above shall be effective as of the Amendment Effective Date. Except as specifically amended above, the Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of the Parties.

2.3
No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of either Party under the Agreement, nor constitute a waiver of any provision of the Agreement.

ARTICLE 3 - MISCELLANEOUS

3.1
Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California, as applied to agreements executed and performed entirely within the State of California, without regard to any applicable principles of conflicts of law. Each of the Parties hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the courts of the State of California and of the United States of America located in the State of California for any matter arising out of or relating to this Amendment and the transactions contemplated hereby.

3.2
Headings. The heading for each article and section in this Amendment has been inserted for convenience of reference only and is not intended to limit or expand on the meaning of the language contained in the particular article or section.

3.3	Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS THEREOF, duly authorized representatives of the Parties hereto have executed this Amendment as of the date first set forth above.

Takeda Pharmaceutical Company Limited		Amgen Inc.

By: /s/ Masato Iwasaki		By: /s/ George W. Williams
Name:	Masato Iwasaki	Name:	George W. Williams
Title:	Corporate Officer,	Title:	Vice President,
	Senior Vice President		Global Biomedical Data Sciences
Strategic Product Planning Department